Exhibit 99.2

For Release: May 10, 2010
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the first quarter 2010
(All dollars are in thousands, except per share amounts, unless otherwise noted)

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2009; increases in financing costs; limits on liquidity; any adverse outcomes in any significant litigation to which the Company is a party; and changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the average term, special allowance payments, and yields on student loans under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”). The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; the uncertain nature of estimated expenses that may be incurred and cost savings that may result from restructuring plans; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this Supplement. The Company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this Supplement or unforeseen events. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009
	(unaudited)	(unaudited)	(unaudited)
Interest income:
Loan interest	$151,048	153,891	189,570
Amortization of loan premiums and deferred origination costs	(16,081)	(18,558)	(18,651)
Investment interest	1,001	1,477	4,091
Total interest income	135,968	136,810	175,010

Interest expense:
Interest on bonds and notes payable	50,859	56,262	146,502

Net interest income	85,109	80,548	28,508
Less provision for loan losses	5,000	6,000	7,500

Net interest income after provision for loan losses	80,109	74,548	21,008

Other income (expense):
Loan and guaranty servicing revenue	36,394	27,467	26,471
Tuition payment processing and campus commerce revenue	17,382	13,521	15,538
Enrollment services revenue	33,271	31,209	28,771
Software services revenue	4,344	4,740	5,705
Other income	7,260	6,171	8,787
Gain on sale of loans and debt repurchases, net	10,177	49,260	7,869
Derivative market value and foreign currency adjustments	4,105	5,265	(4,880)
Derivative settlements, net	(2,423)	479	24,358
Total other income	110,510	138,112	112,619

Operating expenses:
Salaries and benefits	41,641	39,316	38,226
Other expenses	33,522	27,284	17,793
Cost to provide enrollment services	22,025	18,718	30,398
Impairment expense	—	32,728	—
Amortization of intangible assets	6,516	4,998	6,154
Total operating expenses	103,704	123,044	92,571

Income before income taxes	86,915	89,616	41,056

Income tax expense	(32,593)	(30,553)	(15,601)

Net income	$54,322	59,063	25,455

Earnings per common share:

Net earnings - basic	$1.09	1.18	0.51

Net earnings - diluted	$1.08	1.18	0.51

Dividends per common share	$0.07	0.07	—

Weighted average shares outstanding:

Basic	49,716,696	49,639,329	49,142,324

Diluted	49,912,589	49,838,374	49,334,981

Condensed Consolidated Balance Sheets

	As of	As of	As of
	March 31,	December 31,	March 31,
	2010	2009	2009
	(unaudited)		(unaudited)
Assets:
Student loans receivable, net	$24,835,493	23,926,957	25,624,337
Cash and cash equivalents	330,079	338,181	243,705
Restricted cash and investments	767,057	717,233	1,274,122
Goodwill	143,717	143,717	175,178
Intangible assets, net	54,940	53,538	70,900
Other assets	710,659	696,801	704,895
Total assets	$26,841,945	25,876,427	28,093,137

Liabilities:
Bonds and notes payable	$25,756,182	24,805,289	27,130,406
Other liabilities	246,550	286,575	291,129
Total liabilities	26,002,732	25,091,864	27,421,535

Shareholders' equity	839,213	784,563	671,602

Total liabilities and shareholders' equity	$26,841,945	25,876,427	28,093,137

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current period presentation. The reclassifications were made to change the income statement presentation to provide the users of the financial statements additional information related to the operating results of the Company. These reclassifications include reclassifying the Company’s gain on debt repurchases to “gain on sale of loans and debt repurchases, net,” which were previously recorded in “other income.” In addition, in the first quarter of 2010, a change in operating results reviewed by management changed the operating segments historically reported by the Company. Prior period segment operating results were restated to conform to the current period presentation. See “Operating Segments” for additional information on the change in operating segment reporting. The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

OVERVIEW

The Company is a transaction processing and finance company focused primarily on providing quality education related products and services to students, families, schools, and financial institutions nationwide.  The Company earns its revenue from fee-based processing businesses, including its loan servicing, payment processing, and interactive marketing businesses, and the net interest income on its student loan portfolio.

The Company has certain business objectives in place that include:

•	Grow and diversify revenue from fee based businesses
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Use liquidity to capitalize on market opportunities

Achieving these business objectives has impacted and will continue to impact the financial condition and operating results of the Company during 2010. Each of these items are discussed below.

Recent Developments

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FELP Program and requires that all new federal loan originations be made through the Direct Loan Program.  If a first disbursement has been made on a FFELP loan prior to July 1, 2010, subsequent disbursements of that loan may still be made under the FFELP.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, the Company will no longer originate FFELP loans after 2010.  During 2009, the Company recognized a gain of $36.6 million from selling $2.1 billion of 2008-2009 academic year loans to the Department under the Purchase Program.  The Company continues to use the Department’s Participation Program to fund loans originated for the 2009-2010 academic year. The Company has not yet determined if it will sell these loans to the Department under the Purchase Program. However, based on the number of 2009-2010 academic year loans held by the Company that are eligible for this program ($1.0 billion as of March 31, 2010), the Company estimates that it would recognize a gain of approximately $16 million to $18 million if it chose to sell these loans under this program. This amount does not include loans originated and/or acquired after March 31, 2010 which would increase the gain recognized by the Company. In addition, as a result of the Reconciliation Act of 2010, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third-party FFELP servicing and education loan software licensing and consulting fees will decline over time as the Company and its customers’ FFELP loan portfolios pay down.

In June 2009, the Company was one of four private sector companies awarded a student loan servicing contract by the Department.  As of April 30, 2010, the Company was servicing $9.5 billion of FFELP loans now owned by the Department, and by August 2010 the Company expects to also begin servicing new loans originated under the Direct Loan Program.  The Department has estimated $116 billion of new student loan originations will be funded through the Direct Loan Program for the 2010-2011 academic year.  This volume will be allocated by the Department to the four servicers based on performance factors such as customer satisfaction levels and default rates.  The Company believes revenue earned under the Department servicing contract and growth in non-FFELP fee-based operating segments in the future will partially offset the loss of future revenue due to the elimination of the FFELP.

Due to the legislative changes in the student loan industry, the Company also believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third-party FFELP servicing volume on behalf of current FFELP participants looking to modify their involvement in FFELP and/or exit the market.  For example, since April 1, 2010, the Company has purchased approximately $2 billion of FFELP student loans from various third-parties. These loans are not included in the March 31, 2010 balance sheet.

Grow and Diversify Revenue from Fee-Based Businesses

In recent years, the Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, beginning in the third quarter of 2009, the Company began servicing federally-owned student loans for the Department of Education. As discussed previously, the amount of federally-owned student loans originated through the Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. As shown below, revenue earned from the Company’s fee-based operating segments has grown $14.8 million (19.2%) for the three months ended March 31, 2010 compared to the same period in 2009 and $14.4 million (18.6%) for the three months ended March 31, 2010 compared to the three months ended December 31, 2009.

	Three months ended
	March 31,	March 31,
	2010	2009	$ Change	% Change

Student Loan and Guaranty Servicing (a)	$41,229	32,736	8,493	25.9%
Tuition Payment Processing and Campus Commerce	17,390	15,568	1,822	11.7
Enrollment Services	33,271	28,771	4,500	15.6

Total revenue from fee-based businesses	$91,890	77,075	14,815	19.2%

	Three months ended
	March 31,	December 31,
	2010	2009	$ Change	% Change

Student Loan and Guaranty Servicing (a)	$41,229	32,745	8,484	25.9%
Tuition Payment Processing and Campus Commerce	17,390	13,526	3,864	28.6
Enrollment Services	33,271	31,209	2,062	6.6

Total revenue from fee-based businesses	$91,890	77,480	14,410	18.6%

(a)
The Student Loan and Guaranty Servicing operating segment included $10.0 million, $0.9 million, and $0.4 million of revenue earned from rehabilitation collections on defaulted loans in the three months ended March 31, 2010, December 31, 2009, and March 31, 2009, respectively.

Manage Operating Costs

	Three months ended
	March 31,	March 31,
	2010	2009	$ Change	% Change

Salaries and benefits (a)	$40,644	38,226	2,418	6.3%
Other expenses (b)	34,615	36,128	(1,513)	(4.2)
Operating expenses, excluding the cost to provide
enrollment services, collection costs related to loan
rehabilitation revenue, and restructure expenses	75,259	74,354	$905	1.2%
Cost to provide enrollment services	22,025	17,793
Collection costs related to loan rehabilitation revenue (c)	5,223	424
Restructure expense (d)	1,197	—
Total operating expenses	$103,704	92,571

	Three months ended
	March 31,	December 31,
	2010	2009	$ Change	% Change

Salaries and benefits (a)	$40,644	37,962	2,682	7.1%
Other expenses (b)	34,615	31,713	2,902	9.2
Operating expenses, excluding the cost to provide
enrollment services, collection costs related to loan rehabilitation
revenue, and restructure and impairment expenses	75,259	69,675	$5,584	8.0%
Cost to provide enrollment services	22,025	18,718
Collection costs related to loan rehabilitation revenue (c)	5,223	569
Restructure expense (d)	1,197	1,354
Impairment expense	—	32,728
Total operating expenses	$103,704	123,044

(a)	Excludes restructure expenses related to employee termination costs.

(b)	Excludes collection costs related to loan rehabilitation revenue, restructure expenses related to lease terminations, and impairment expense.

(c)
The Company incurred $5.2 million, $0.6 million, and $0.4 million in collection costs related to revenue earned from rehabilitation loans in the three months ended March 31, 2010, December 31, 2009, and March 31, 2009, respectively. These costs are included in “other expenses” in the condensed consolidated statements of income and are shown separately in the above table for comparability purposes for the periods shown.

(d)	Restructure expense is included in “salaries and benefits” and “other expenses” in the condensed consolidated statements of income.

Excluding the cost to provide enrollment services, collection costs related to loan rehabilitation revenue, and restructuring and impairment charges, operating expenses increased $0.9 million (1.2%) for the three months ended March 31, 2010 compared to 2009 and $5.6 million (8.0%) for the three months ended March 31, 2010 compared to the three months ended December 31, 2009.

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable index plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) is summarized below.

The Company’s core and variable student loan spread increased to 1.45% and 0.86%, respectively, for the three month period ended March 31, 2010, from 0.94% and 0.47% for the same period in 2009 and 1.44% and 0.79% for the three months ended December 31, 2009.  During the three months ended March 31, 2010 and 2009, loan interest income includes $35.3 million (59 basis points of spread contribution) and $30.3 million (49 basis points of spread contribution), respectively, of fixed rate floor income.  During the three months ended December 31, 2009, loan interest income includes $38.9 million (65 basis points of spread contribution) of fixed rate floor income.  The Company’s variable student loan spread increased throughout 2009 and the first quarter of 2010 as a result of the tightening of the commercial paper rate, which is the primary rate the Company earns on its student loan portfolio, and the LIBOR rate, which is the primary rate the Company pays to fund its student loan assets. The CP/LIBOR spread during the first quarter of 2009 was 52 basis points compared to 5 basis points during the first quarter of 2010.

If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset backed securitizations that are structured to substantially match the maturity of the funded assets and there are minimal liquidity issues related to these facilities. In addition, due to the difference between the yield the Company receives on the loans and cost of financing within these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of March 31, 2010, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.56 billion as detailed below. This amount does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit and Loan Participation and Purchase Programs and other warehouse facilities or loans originated and/or acquired subsequent to March 31, 2010.  The Company expects the future cash flows shown below would correspond to earnings when excluding the amortization of loan premiums and deferred origination costs, potential derivative activity used by the Company to hedge the portfolio, and other portfolio management and administrative costs. Because the Company does not use gain-on-sale accounting when issuing asset-backed securitizations, the future earnings of these transactions are not yet reflected in the Company’s consolidated financial statements.

The increase in the Company’s expected portfolio cash flows from December 31, 2009 (which was $1.43 billion) is due to changes in forward rates, offset by cash received during the first quarter of 2010.

FFELP 2009-2010 Academic Year Originations

The Company continues to use the Department’s Participation Program to fund loans originated for the 2009-2010 academic year.  The Company has not yet determined if it will sell these loans to the Department under the Purchase Program. However, based on the number of 2009-2010 academic year loans held by the Company that are eligible for this program ($1.0 billion as of March 31, 2010) the Company estimates that it would recognize a gain of approximately $16 million to $18 million if it chose to sell these loans under this program. This gain does not include loans originated and/or acquired after March 31, 2010 which would increase the gain recognized by the Company.

Use Liquidity to Capitalize on Market Opportunities

Debt Repurchases

The Company plans to use its improved liquidity position to capitalize on market opportunities.  During the first quarter of 2010, the Company has used operating cash to repurchase additional asset-backed securities as summarized below. Due to improvements in the capital markets, the opportunities for the Company to repurchase debt at less than par are becoming more limited.

	Three months ended March 31, 2010
	Notional amount	Purchase price	Gain

Asset-backed securities	$274,250	264,073	10,177

Loan Purchases

As disclosed previously, since April 1, 2010, the Company has purchased approximately $2 billion (par value) of student loans.  The Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third-party FFELP servicing volume from current FFELP participants looking to modify their involvement and/or exit the market.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income”.  While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to “base net income”.

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

GAAP net income	$54,322	59,063	25,455
Base adjustments:
Derivative market value and foreign currency adjustments	(4,105)	(5,265)	4,880
Amortization of intangible assets	6,516	4,998	6,154
Compensation related to business combinations	—	—	159
Variable rate floor income, net of settlements on derivatives	—	—	(1,460)
Total base adjustments before income taxes	2,411	(267)	9,733
Net tax effect	(916)	91	(3,699)
Total base adjustments	1,495	(176)	6,034
Base net income	$55,817	58,887	31,489

Earnings per share:
GAAP net income	$1.09	1.18	0.51
Adjustment for application of the two-class method
of computing earnings per share (a)	—	0.01	0.01
Total base adjustments	0.03	—	0.12
Base net income	$1.12	1.19	0.64

(a)
On January 1, 2009, the Company began applying the two-class method of computing earnings per share.  Prior period earnings per share data was retroactively adjusted.  The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common stockholders.  The adjustment to “base net income” reflects the earnings allocated to unvested restricted stockholders.

The following table summarizes the impact to “base net income” from restructuring and impairment charges recognized by the Company.

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Base net income	$55,817	58,887	31,489
Adjusted base adjustments:
Restructuring charges	1,197	1,354	—
Impairment expense	—	32,728	—
Adjusted base adjustments before income taxes	1,197	34,082	—
Net tax effect	(455)	(11,620)	—
Total adjusted base adjustments	742	22,462	—

Base net income, excluding restructuring charges (net of tax) and
impairment expense (net of tax)	$56,559	81,349	31,489

Earnings per share:
Base net income	$1.12	1.19	0.64
Restructuring charges, net of tax	0.02	0.02	—
Impairment expense, net of tax	—	0.43	—

Base net income, excluding restructuring charges (net of tax) and
impairment expense (net of tax)	$1.14	1.64	0.64

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income”.  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP.  Changes in fair value of derivative instruments should be recognized currently in earnings unless specific hedge accounting criteria are met.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company include interest rate swaps, basis swaps, and cross-currency interest rate swaps.  Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “Derivative settlements, net” on the attached consolidated statements of income.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “Derivative settlements, net” on the attached consolidated statements of income.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “Derivative market value and foreign currency adjustments” on the attached consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility on the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Compensation related to business combinations:  The Company has structured certain business combinations in which the consideration paid has been dependent on the sellers’ continued employment with the Company.  As such, the value of the consideration paid is recognized as compensation expense by the Company over the term of the applicable employment agreement.  “Base net income” excludes this expense because the Company believes such charges do not drive its operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.  If the Company did not enter into the employment agreements in connection with the acquisition, the amount paid to these former shareholders of the acquired entity would have been recorded by the Company as additional consideration of the acquired entity, thus, not having an effect on the Company’s results of operations.  The compensation expense related to these existing agreements was fully expensed in 2009.

Variable rate floor income, net of settlements on derivatives:  Loans that reset annually on July 1 can generate excess spread income compared with the rate based on the special allowance payment formula in declining interest rate environments.  The Company refers to this additional income as variable-rate floor income.  The Company excludes variable-rate floor income, net of settlements paid on derivatives used to hedge student loan assets earning variable-rate floor income, from its “base net income” since the timing and amount of variable-rate floor income (if any) is uncertain, it has been eliminated by legislation for all loans originated on and after April 1, 2006, and it is in excess of expected spreads.  In addition, because variable-rate floor income is subject to the underlying rate for the subject loans being reset annually on July 1, it is a factor beyond the Company’s control which can affect the period-to-period comparability of results of operations.

Operating Segments

The Company has four operating segments as follows:

•	Student Loan and Guaranty Servicing
•	Tuition Payment Processing and Campus Commerce
•	Enrollment Services
•	Asset Generation and Management

The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management. In the first quarter of 2010, internal reporting to executive management (the “chief operating decision maker”) changed to reflect operational changes made within the organization. The operations of various segments changed in 2010 in order for the Company to capitalize on external servicing opportunities while obtaining maximum operating leverage. The change in operating results reviewed by management changed the operating segments historically reported by the Company.  The operational and internal reporting changes included moving the majority of software and information technology products and services and related expenses to the Student Loan and Guaranty Servicing operating segment.  The internal and external revenue and expenses related to these products and services were historically included within Corporate Activities and the former Software and Technical Services operating segment.  The Software and Technical Services operating segment no longer meets the definition of an operating segment as described in the Accounting Standards Codification (“ASC”) Topic 280, Segment Reporting.  Prior period segment operating results were restated to conform to the current period presentation.

The accounting policies of the Company’s operating segments are the same as those described in the summary of significant accounting policies.  Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. In 2010, the Company began allocating certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting and finance, legal, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services. These allocations were not made in 2009, and thus are not reflected in the 2009 segment operating results.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Fee-Based Operating Segments

Historically, the Company generated the majority of its revenue from net interest income earned in its Asset Generation and Management operating segment.  The Company made several acquisitions that have expanded the Company’s products and services and have diversified its revenue – primarily from fee-based businesses.  The Company currently offers a broad range of pre-college, in-college, and post-college products and services to students, families, schools, and financial institutions.  These products and services help students and families plan and pay for their education and students plan their careers.  The Company’s products and services are designed to simplify the education planning and financing process and are focused on providing value to students, families, and schools throughout the education life cycle.  The Company continues to diversify its sources of revenue, including those generated from businesses that are not dependent upon government programs, thereby reducing legislative and political risk.

Student Loan and Guaranty Servicing

The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•  Origination and servicing of FFELP loans
• Origination and servicing of non-federally insured student loans
• Servicing federally-owned student loans for the Department of Education
• Servicing and support outsourcing for guaranty agencies
•  Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, application processing, borrower updates, payment processing, due diligence procedures, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating fee revenue when performed for third-party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service all federally-owned student loans, including FFELP loans purchased by the Department pursuant to ECASLA.  No later than August 2010, the Company expects to also begin servicing new loans originated under the Direct Loan Program. The contract spans five years with one, five-year renewal option.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third-party student loan holders and servicers. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, business intelligence, technical consulting services, and Enterprise Content Management solutions.

Student Loan and Guaranty Servicing –Summary of Results

Significant items that impacted the operating results of the Student Loan and Guaranty Servicing operating segment for the three months ended March 31, 2010 compared to the same period in 2009 include:

•  A $4.8 billion increase in Department of Education loan servicing volume from December 31, 2009

•  An increase in guaranty servicing revenue due to $10.0 million in revenue earned in the first quarter of 2010 from rehabilitation collections on defaulted loan assets

Tuition Payment Processing and Campus Commerce

The Tuition Payment Processing and Campus Commerce operating segment provides products and services to help institutions and education-seeking families manage the payment of education costs during the pre-college and college stages of the education life cycle. The Company provides actively managed tuition payment solutions, online payment processing, detailed information reporting, financial needs analysis, and data integration services to K-12 and higher educational institutions, families, and students. In addition, the Company provides customer-focused electronic transactions, information sharing, and account and bill presentment to colleges and universities.

Tuition Payment Processing and Campus Commerce –Summary of Results

Significant items that impacted the operating results of the Tuition Payment Processing and Campus Commerce operating segment for the three months ended March 31, 2010 compared to the same period in 2009 include:

•  A $1.8 million (12%) increase in revenue as a result of an increase in the number of managed tuition payment plans and campus commerce transactions processed

•  An insignificant change in operating expenses, despite the growth in revenue, due to the Company’s continued focus on managing costs and gaining efficiencies

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing products and services) and helping students plan and prepare for life after high school  (publishing and editing services and resource centers). Interactive marketing products and services include vendor lead management services, admissions lead generation, pay per click marketing management, email marketing, and admissions consulting. Publishing and editing services include test preparation study guides and essay and resume editing services. Resource centers and list marketing products and services include online courses and related services and list marketing services.

Enrollment Services –Summary of Results

Significant items that impacted the operating results for the Enrollment Services operating segment for the three months ended March 31, 2010 compared to the same period in 2009 include:

•  A $4.5 million (16%) increase in revenue as a result of an increase in interactive marketing services volume

•  A decrease in gross profit margin for interactive marketing services due to more competitive pricing

· A $1.7 million increase in operating expenses due to accelerating the amortization of student list costs in the first quarter of 2010

Asset Generation and Management Operating Segments

The Asset Generation and Management operating segment includes the acquisition, management, and ownership of the Company’s student loan assets. Revenues are primarily generated from the Company’s earnings from the spread, referred to as the Company’s student loan spread, between the yield received on the student loan portfolio and the costs associated with originating, acquiring, and financing its student loan portfolio. The Company generates student loan assets through direct origination or through acquisitions. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan portfolio, all costs and activity associated with the generation of assets, funding of those assets, and maintenance of the debt transactions are included in this segment.

Asset Generation and Management – Summary of Results

Significant items that impacted the operating results for the Asset Generation and Management operating segment for the three months ended March 31, 2010 compared to the same period in 2009 include:

•  An increase in student loan spread due to the tightening of the CP/LIBOR spread and an increase in fixed rate floor income

•  A gain of $10.2 million from the purchase of $274.3 million of the Company’s asset-backed securities

Segment Operating Results

The tables below reflect “base net income” for each of the Company’s operating segments.  Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended March 31, 2010
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$13	8	—	21	135,262	1,598	(913)	—	135,968
Interest expense	—	—	—	—	45,656	6,116	(913)	—	50,859
Net interest income (loss)	13	8	—	21	89,606	(4,518)	—	—	85,109

Less provision for loan losses	—	—	—	—	5,000	—	—	—	5,000
Net interest income (loss) after provision for loan losses	13	8	—	21	84,606	(4,518)	—	—	80,109

Other income (expense):
Loan and guaranty servicing revenue	36,648	—	—	36,648	—	(254)	—	—	36,394
Tuition payment processing and campus commerce revenue	—	17,382	—	17,382	—	—	—	—	17,382
Enrollment services revenue	—	—	33,271	33,271	—	—	—	—	33,271
Software services revenue	4,344	—	—	4,344	—	—	—	—	4,344
Other income	224	—	—	224	4,768	2,268	—	—	7,260
Gain on sale of loans and debt repurchases, net	—	—	—	—	10,177	—	—	—	10,177
Intersegment revenue	22,719	65	17	22,801	—	4,081	(26,882)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	4,105	4,105
Derivative settlements, net	—	—	—	—	(2,423)	—	—	—	(2,423)
Total other income (expense)	63,935	17,447	33,288	114,670	12,522	6,095	(26,882)	4,105	110,510

Operating expenses:
Salaries and benefits	23,582	6,618	6,071	36,271	1,358	4,117	(105)	—	41,641
Restructure expense- severance and contract
terminination costs	1,205	—	—	1,205	—	(8)	(1,197)	—	—
Cost to provide enrollment services	—	—	22,025	22,025	—	—	—	—	22,025
Other expenses	15,519	2,441	5,062	23,022	4,221	6,079	200	6,516	40,038
Intersegment expenses	2,982	839	450	4,271	20,825	684	(25,780)	—	—
Total operating expenses	43,288	9,898	33,608	86,794	26,404	10,872	(26,882)	6,516	103,704

Income (loss) before income taxes and corporate overhead
allocation	20,660	7,557	(320)	27,897	70,724	(9,295)	—	(2,411)	86,915
Corporate overhead allocation	(1,189)	(396)	(396)	(1,981)	(1,981)	3,962	—	—	—
Income (loss) before income taxes	19,471	7,161	(716)	25,916	68,743	(5,333)	—	(2,411)	86,915
Income tax (expense) benefit (a)	(7,400)	(2,722)	273	(9,849)	(26,123)	2,463	—	916	(32,593)
Net income (loss)	$12,071	4,439	(443)	16,067	42,620	(2,870)	—	(1,495)	54,322

(a) Income taxes are applied based on 38% of income (loss) before taxes for the individual operating segments.

Three months ended March 31, 2010:
Before Tax Operating Margin (1)	32.3%	43.3%	(1.0%)	24.3%
Before Tax Operating Margin (2)	32.3%	43.3%	5.9%	26.3%

Three months ended March 31, 2009:
Before Tax Operating Margin (1)	30.1%	38.7%	3.6%	23.8%
Before Tax Operating Margin (2)	30.1%	38.7%	5.7%	24.4%

(1) Excludes corporate overhead allocation (2010)

(2) Excludes corporate overhead allocation (2010) and list cost amortization expense (2010 and 2009)

	Three months ended March 31, 2009
	Fee-Based
	Student	Tuition						"Base net
	Loan	Payment			Asset	Corporate		income"
	and	Processing		Total	Generation	Activity	Eliminations	Adjustments	GAAP
	Guaranty	and Campus	Enrollment	Fee-	and	and	and	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	Results	Operations

Total interest income	$66	30	—	96	172,587	1,427	(560)	1,460	175,010
Interest expense	—	—	—	—	138,594	8,468	(560)	—	146,502
Net interest income (loss)	66	30	—	96	33,993	(7,041)	—	1,460	28,508

Less provision for loan losses	—	—	—	—	7,500	—	—	—	7,500
Net interest income (loss) after provision for loan losses	66	30	—	96	26,493	(7,041)	—	1,460	21,008

Other income (expense):
Loan and guaranty servicing revenue	26,853	—	—	26,853	—	(382)	—	—	26,471
Tuition payment processing and campus commerce revenue	—	15,538	—	15,538	—	—	—	—	15,538
Enrollment services revenue	—	—	28,771	28,771	—	—	—	—	28,771
Software services revenue	5,705	—	—	5,705	—	—	—	—	5,705
Other income	112	—	—	112	4,651	4,024	—	—	8,787
Gain on sale of loans and debt repurchases, net	—	—	—	—	(206)	8,075	—	—	7,869
Intersegment revenue	21,958	57	—	22,015	—	4,000	(26,015)	—	—
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	(4,880)	(4,880)
Derivative settlements, net	—	—	—	—	24,358	—	—	—	24,358
Total other income (expense)	54,628	15,595	28,771	98,994	28,803	15,717	(26,015)	(4,880)	112,619

Operating expenses:
Salaries and benefits	22,354	6,545	6,095	34,994	1,775	3,802	(2,504)	159	38,226
Restructure expense- severance and contract
terminination costs	—	—	—	—	—	—	—	—	—
Cost to provide enrollment services	—	—	17,793	17,793	—	—	—	—	17,793
Other expenses	12,874	2,408	3,295	18,577	4,959	6,862	—	6,154	36,552
Intersegment expenses	3,007	623	546	4,176	17,876	1,459	(23,511)	—	—
Total operating expenses	38,235	9,576	27,729	75,540	24,610	12,123	(26,015)	6,313	92,571

Income (loss) before income taxes	16,459	6,049	1,042	23,550	30,686	(3,447)	—	(9,733)	41,056
Income tax (expense) benefit (a)	(6,255)	(2,298)	(396)	(8,949)	(11,661)	1,310	—	3,699	(15,601)
Net income (loss)	$10,204	3,751	646	14,601	19,025	(2,137)	—	(6,034)	25,455

(a) Income taxes are applied based on 38% of income (loss) before income taxes for the individual operating segments.

Corporate Activity and Overhead in the previous tables primarily includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments
•
Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

The adjustments required to reconcile from the Company’s “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, amortization of intangible assets, and certain other items that management does not consider in evaluating the Company’s operating results.  See “Non-GAAP Performance Measures.”  The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Asset	Corporate
	and	Processing		Generation	Activity
	Guaranty	and Campus	Enrollment	and	and
	Servicing	Commerce	Services	Management	Overhead	Total

	Three months ended March 31, 2010
Derivative market value and foreign currency adjustments	$—	—	—	(4,561)	456	(4,105)
Amortization of intangible assets	2,236	1,925	2,355	—	—	6,516
Compensation related to business combinations	—	—	—	—	—	—
Variable-rate floor income, net of settlements on derivatives	—	—	—	—	—	—
Net tax effect (a)	(850)	(732)	(895)	1,733	(172)	(916)

Total adjustments to GAAP	$1,386	1,193	1,460	(2,828)	284	1,495

	Three months ended March 31, 2009
Derivative market value and foreign currency adjustments	$—	—	—	4,880	—	4,880
Amortization of intangible assets	1,225	1,887	3,042	—	—	6,154
Compensation related to business combinations	—	—	—	—	159	159
Variable-rate floor income, net of settlements on derivatives	—	—	—	(1,460)	—	(1,460)
Net tax effect (a)	(465)	(717)	(1,157)	(1,300)	(60)	(3,699)

Total adjustments to GAAP	$760	1,170	1,885	2,120	99	6,034

(a)	Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Variable student loan interest margin, net
of settlements on derivatives	$52,530	46,496	25,498
Fixed rate floor income, net of
settlements on derivatives	35,271	38,911	30,285
Variable rate floor income, net of
settlements on derivatives	—	—	1,460
Investment interest	1,001	1,477	4,091
Corporate debt interest expense	(6,116)	(5,857)	(8,468)
Provision for loan losses	(5,000)	(6,000)	(7,500)

Net interest income after
provision for loan losses (net of
settlements on derivatives)	$77,686	75,027	45,366

Student Loan Servicing Volumes (dollars in millions)

The table below includes a summary of key data related to the Company’s servicing portfolio.

	As of December 31, 2009	As of March 31, 2010	As of April 30, 2010

Number of borrowers:
Government servicing	441,913	1,055,896	1,209,186
FFELP servicing	2,311,558	2,327,016	2,320,994

Servicing volume (in millions):
Government servicing	$3,439	8,241	9,464
FFELP servicing	32,388	32,980	33,224

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of income.

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Change in fair value of derivatives	$(67,570)	(13,059)	(52,122)
Foreign currency transaction adjustment (re-measured
of Euro notes)	71,675	18,324	47,242

Derivative market value and foreign currency adjustments	$4,105	5,265	(4,880)

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended
	March 31,	December 31,	March 31,
	2010	2009	2009

Interest rate swaps	$(3,856)	(1,573)	—

Average/discrete basis swaps	—	(224)	10,022

1/3 basis swaps	131	719	10,744

Cross-currency interest rate swaps	1,302	1,557	3,592

Derivative settlements, net	$(2,423)	479	24,358

Student Loans Receivable

Student loans receivable includes all student loans owned by or on behalf of the Company and includes the unamortized cost of acquisition or origination less an allowance for loan losses.  The following table describes the components of the Company’s loan portfolio:

	As of March 31, 2010
			Originated	Originated	2009-2010
			prior to	on or after	Academic Year
	Total		10/1/07	10/1/07 (a)	Loans (b)
Federally insured:
Stafford	$7,568,223	30.5%	$6,105,355	532,957	929,911
PLUS/SLS	514,293	2.1%	361,402	53,895	98,996
Consolidation	16,329,746	65.7%	16,027,438	302,308	—

Total federally insured	24,412,262	98.3%	$22,494,195	889,160	1,028,907
	100.0%		92.2%	3.6%	4.2%

Non-federally insured	138,890	0.6%

Total student loans receivable (gross)	24,551,152	98.9%

Unamortized premiums and deferred
origination costs	333,741	1.3%
Allowance for loan losses:
Federally insured	(30,744)	(0.1%)
Non-federally insured	(18,656)	(0.1%)

Total student loans receivable (net)	$24,835,493	100.0%

	As of December 31, 2009
			Originated	Originated	2009-2010
			prior to	on or after	Academic Year
	Total		10/1/07	10/1/07 (a)	Loans (b)
Federally insured:
Stafford	$7,145,966	29.9%	$6,237,445	494,611	413,910
PLUS/SLS	474,826	2.0%	372,434	52,122	50,270
Consolidation	15,851,761	66.3%	15,665,937	185,824	—

Total federally insured	23,472,553	98.2%	$22,275,816	732,557	464,180
	100.0%		94.9%	3.1%	2.0%

Non-federally insured	163,321	0.6%

Total student loans receivable (gross)	23,635,874	98.8%

Unamortized premiums and deferred
origination costs	341,970	1.4%
Allowance for loan losses:
Federally insured	(30,102)	(0.1%)
Non-federally insured	(20,785)	(0.1%)

Total student loans receivable (net)	$23,926,957	100.0%

	As of March 31, 2009
			Originated	Originated	2008-2009
			prior to	on or after	Academic Year
	Total		10/1/07	10/1/07 (a)	Loans (b)
Federally insured:
Stafford	$8,076,074	31.5%	6,462,137	404,777	1,209,160
PLUS/SLS	581,084	2.3%	397,058	46,893	137,133
Consolidation	16,398,640	63.9%	16,240,696	157,944	—

Total federally insured	25,055,798	97.7%	23,099,891	609,614	1,346,293
	100.0%		92.2%	2.4%	5.4%

Non-federally insured	218,375	0.9%

Total student loans receivable (gross)	25,274,173	98.6%

Unamortized premiums and deferred
origination costs	398,661	1.6%
Allowance for loan losses:
Federally insured	(27,310)	(0.1%)
Non-federally insured	(21,187)	(0.1%)

Total student loans receivable (net)	$25,624,337	100.0%

(a)	Federally insured student loans originated on or after October 1, 2007 earn a reduced annual yield as a result of the enactment of the College Cost Reduction and Access Act of 2007.

(b)	2008-2009 and 2009-2010 academic year loans are eligible to be participated and sold to the Department under the Department’s Participation and Purchase Programs.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended
	December 31,	December 31,	March 31,
	2009	2009	2009
Variable student loan yield	2.56%	2.61%	3.26%
Consolidation rebate fees	(0.71)	(0.71)	(0.71)
Premium and deferred origination costs amortization	(0.27)	(0.31)	(0.30)
Variable student loan net yield	1.58	1.59	2.25
Student loan cost of funds - interest expense	(0.75)	(0.83)	(2.16)
Student loan cost of funds - derivative settlements	0.03	0.03	0.38
Variable student loan spread	0.86	0.79	0.47
Variable-rate floor income, net of
settlements on derivatives	—	—	(0.02)
Fixed rate floor income, net of
settlements on derivatives	0.59	0.65	0.49

Core student loan spread	1.45%	1.44%	0.94%

Average balance of student loans (in thousands)	$24,080,805	23,731,121	25,265,903
Average balance of debt outstanding (in thousands)	24,197,221	24,045,176	25,764,285

Fixed Rate Floor Income

The following table shows the Company’s student loan assets that are earning fixed rate floor income as of March 31, 2010:

	Borrower/	Estimated	Balance of
Fixed	lender	variable	assets earning fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate (a)	March 31, 2010

<3.0%	2.88%	0.24%	$1,651,592
3.0 - 3.49%	3.21%	0.57%	1,864,868
3.5 - 3.99%	3.65%	1.01%	1,916,914
4.0 - 4.49%	4.20%	1.56%	1,519,603
4.5 - 4.99%	4.72%	2.08%	842,585
5.0 - 5.49%	5.24%	2.60%	548,884
5.5 - 5.99%	5.67%	3.03%	326,840
6.0 - 6.49%	6.19%	3.55%	384,529
6.5 - 6.99%	6.70%	4.06%	342,566
7.0 - 7.49%	7.17%	4.53%	118,318
7.5 - 7.99%	7.71%	5.07%	200,691
8.0 - 8.99%	8.16%	5.52%	454,028
> 9.0%	9.04%	6.40%	263,322
			$10,434,740

(a)
The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate.  As of March 31, 2010, the short-term interest rate was 21 basis points.  As of May 7, 2010, the short-term interest rate was 31 basis points.